Tracking ID: UReserach PIC 060301-L5E

AMENDMENT TO LEASE

LANDLORD:	UNIVERSITY RESEARCH PARK, INCORPORATED

TENANT:	CELLULAR DYNAMICS INTERNATIONAL, INC.

LEASED	515/525 Science Drive, Suites 100 and 200

PREMISES:	Storage Rooms 6 and 3
Madison, Wisconsin 53711

TERM:	The "Commencement Date" as defined in the Lease to April 30, 2011.
WHEREAS, Landlord's Property includes a phone system that Tenant desires to utilize for its business.
NOW THEREFORE, Landlord and Tenant agree as follows:
1.Service Particulars. Landlord shall provide Tenant with twenty (20) individual direct inward dial numbers, up to four (4) of which may be analog lines (the "Phone System").
2.Service Fee. In return for the Phone System, Tenant shall pay Landlord the amount of Four Hundred and No/100 Dollars ($400.00) plus actual usage costs for each line of the Phone System, due and payable with monthly rent under the Lease (the "Service Fee"), without deductions, setoff or delay for any reason. Additional individual direct inward dial numbers may be provided for the amount of Twenty and No/100 Dollars ($20.00) plus actual usage cost for each line.
3.Actual Usage Costs. Landlord shall allocated "actual usage costs" to Tenant in an fair and reasonable manner primarily based on actual usage. Tenant acknowledges and understands Landlord is not the Service Provider and therefore does not control the actual usage costs that may be levied upon the Phone System
4.Term. The term of the Service shall be until April 30, 2011, or until such date as Tenant's possession of the Property ceases.
5.Treatment of Service Fees. The Service Fee due hereunder shall be additional rent due and payable under Section 2.2 of the Lease.
6.Use of Phone System. Tenant use of the Phone System shall comply with all applicable laws and regulations.
7.Equipment. Tenant may install and maintain phone equipment purchased by Tenant. However, at Tenant's request Landlord can provide equipment for the Phone Service subject to the terms of this paragraph. If Landlord provides any equipment to Tenant, Landlord shall assign any warranty for the equipment to Tenant, thereby releasing Landlord of all responsibility for the maintenance and repair of the equipment, and Tenant agrees that it shall forward all maintenance and repair issues to the issuer of the warranty. Tenant at Tenant's own expense shall keep any equipment provided by Landlord free of any liens and encumbrances and shall insure the equipment during the term.
8.Limitation of Liability. Consistent with Section 4.2 of the Lease, which is incorporated herein by reference, Landlord shall not be liable for any delays or interruptions in the Phone Service or the quality of the Phone Service. Furthermore, and consistent with Section 6.5 of the Lease, which is incorporated herein by reference, Landlord shall not be liable for any loss, injury, death, or damage to persons or property arising from the Phone Service or equipment.
9.Remedies. Landlord and Tenant agree that this Amendment shall be enforceable under Article 9 of the Lease and Chapter 704 of Wisconsin Statutes.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment and affixed their respective seals as of the day, month and year set forth below.

LANDLORD: UNIVERSITY RESEARCH PARK, INCORPORATED By: /s Mark D. Bugher Mark D. Bugher Assistant Secretary/Treasurer Date: April 25, 2006	TENANT: CELLULAR DYNAMICS INTERNATIONAL, INC. By: /s/ Robert Palay Robert Palay Chairman Date: April 1, 2006

9260185_1